Exhibit 99.1

Unaudited Pro Forma Combined Financial Statements

On May 14, 2023, ONEOK, Inc. (“ONEOK”), Otter Merger Sub, LLC (“Merger Sub”) and Magellan Midstream Partners L.P. (“Magellan”) entered into the Agreement and Plan of Merger (the “Merger Agreement”), which provides that Merger Sub, a wholly owned subsidiary of ONEOK, will merge with and into Magellan, with Magellan surviving the merger as a direct wholly owned subsidiary of ONEOK (the “merger”). If the merger is completed, Magellan unitholders will receive, for each common unit of Magellan (each, a “Magellan Unit”) that they own as of immediately prior to the effective time of the merger (the “Effective Time”), a combination of (i) $25.00 in cash (the “Cash Consideration”) and (ii) 0.667 (the “Exchange Ratio”) of a share of common stock of ONEOK, par value $0.01 per share (the “ONEOK Common Stock”) (the “Equity Consideration” and together with the Cash Consideration, the “Merger Consideration”).

The merger is anticipated to close during the third quarter of 2023. The following unaudited pro forma combined financial statements (the “Pro Forma Financial Statements”) have been prepared from the respective historical consolidated financial statements of ONEOK and Magellan and have been adjusted to reflect the completion of the merger. The Pro Forma Financial Statements and the notes thereto have been prepared to illustrate the estimated effects of the merger in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present in the notes the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Other transactions that are expected to occur as a result of the merger and considered material are included in the Pro Forma Financial Statements as “Other Transaction Accounting Adjustments.” ONEOK has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments and Other Transaction Accounting Adjustments in the Pro Forma Financial Statements and notes thereto. The unaudited pro forma combined statements of income (the “Pro Forma Statement(s) of Income”) for the year ended December 31, 2022, and for the six months ended June 30, 2023, are presented as if the merger had been completed on January 1, 2022. The unaudited pro forma combined balance sheet (the “Pro Forma Balance Sheet”) is presented as if the merger had been completed on June 30, 2023.

The Pro Forma Financial Statements have been developed from and should be read in conjunction with:

●	The unaudited consolidated financial statements of ONEOK included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023;

●	The unaudited consolidated financial statements of Magellan included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023;

●	The audited consolidated financial statements of ONEOK included in its Annual Report on Form 10-K for the year ended December 31, 2022; and

●	The audited consolidated financial statements of Magellan included in its Annual Report on Form 10-K for the year ended December 31, 2022

The Pro Forma Financial Statements have been prepared to reflect adjustments to ONEOK’s historical consolidated financial information that are directly attributable to the merger and factually supportable. Accordingly, the Pro Forma Financial Statements reflect the following:

Transaction Accounting Adjustments

●	The merger, using the acquisition method of accounting, with ONEOK as the accounting acquirer and each Magellan Unit converted into Equity Consideration and Cash Consideration;

●	The first special distribution expected to be made by Magellan, as defined in the Merger Agreement;

●	The estimate of liabilities and expenses directly attributable to the merger;

●	Adjustment of depreciation and amortization related to the step up of depreciable assets to estimated fair value;

●	Elimination of historical transactions between ONEOK and Magellan that would be treated as intercompany transactions after the merger;

●	Application of ONEOK’s statutory tax rate to Magellan’s historical pre-tax income; and

●	Certain reclassifications to conform Magellan’s and ONEOK’s historical consolidated financial information.

Other Transaction Accounting Adjustments

●	ONEOK’s estimated debt financing related to funding the cash portion of the Merger Consideration, including related fees; and

●	Estimated compensation costs expected to result from the post-merger alignment of ONEOK and Magellan.

The acquisition method of accounting requires fair values to be estimated and determined for the Merger Consideration, as well as the assets acquired and liabilities assumed by ONEOK upon completing the merger, based on the application of the FASB’s Accounting Standards Codification ("ASC") 805, “Business Combinations.” As of the date of the Current Report on Form 8-K to which this exhibit forms a part, ONEOK has used currently available information to determine preliminary fair value estimates for the Merger Consideration and its allocation to the Magellan assets acquired and liabilities assumed. Until the merger is completed, ONEOK and Magellan are limited in their ability to share certain information. Therefore, ONEOK estimated the fair value of Magellan’s assets and liabilities based on reviews of Magellan’s filings with the U.S. Securities and Exchange Commission (“SEC”), preliminary valuation studies, allowed discussions with Magellan’s management and Magellan GP, LLC (“Magellan GP”) and other due diligence procedures. The assumptions and estimates used to make the preliminary pro forma adjustments are described in the notes accompanying the Pro Forma Financial Statements.

Upon completing the merger, ONEOK will determine the value of the Merger Consideration using the ONEOK Common Stock closing price and Magellan Units outstanding on the merger’s closing date. Additionally, after completing the merger, ONEOK will identify the Magellan assets acquired and liabilities assumed and make final determinations of their fair values using relevant information available at that time. As a result of the foregoing, the pro forma adjustments with respect to the merger are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Any increases or decreases in the Merger Consideration and the fair value of assets acquired and liabilities assumed upon completion of the final valuations may be materially different from the information presented in the Pro Forma Financial Statements. Additionally, compensation costs triggered by change in control provisions related to Magellan employees, which are included as Other Transaction Accounting Adjustments, could differ materially from ONEOK’s preliminary estimates, as ONEOK’s post-integration activities develop.

The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have occurred had the merger occurred on the dates indicated. Further, the Pro Forma Financial Statements do not purport to project the future operating results or financial position of the combined company following the merger. ONEOK’s actual financial position and results of operations following completion of the merger may differ materially from these Pro Forma Financial Statements.

As ONEOK has elected not to present Management’s Adjustments, the notes to the Pro Forma Financial Statements exclude projected synergies expected to be achieved as a result of the merger, as well as any associated costs that may be required to achieve the identified synergies, excluding estimated severance and accelerated vesting of equity awards as described in Note C, (k) and (m) adjustments. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

ONEOK, Inc. and Subsidiaries

Unaudited Pro Forma Balance Sheet

As of June 30, 2023

						Other
			Reclass	Transaction		Transaction
	Historical		Adjustments	Accounting		Accounting		Pro Forma
	ONEOK	Magellan	(a)	Adjustments		Adjustments		Combined
	(Millions of dollars)
Assets
Current assets
Cash and cash equivalents	$106	$128	$—	$(5,102	)(c)	$5,198	(d)	$330
Accounts receivables, net	1,023	170	35	(14	)(i)	—		1,214
Other accounts receivable	—	35	(35)	—		—		—
Materials and supplies	146	—	—	—		—		146
NGLs and natural gas in storage	314	—	(314)	—		—		—
Inventories	—	330	314	—		—		644
Commodity imbalances	30	—	—	—		—		30
Commodity derivative contracts, net	—	6	(6)	—		—		—
Commodity derivative deposits	—	16	(16)	—		—		—
Assets held for sale	—	10	(10)	—		—		—
Other current assets	244	42	32	—		(12	)(h)	306
Total current assets	1,863	737	—	(5,116)		5,186		2,670
Property, plant and equipment
Property, plant and equipment	25,601	8,267	—	3,033	(b)	—		36,901
Accumulated depreciation and amortization	5,372	2,441	—	(2,441	)(b)	—		5,372
Net property, plant and equipment	20,229	5,826	—	5,474	(b)	—		31,529
Investments and other assets
Investments in unconsolidated affiliates	885	859	—	647	(b)	—		2,391
Goodwill and net intangible assets	748	—	90	5,475	(b)	—		6,313
Goodwill	—	50	(50)	—		—		—
Other intangibles	—	40	(40)	—		—		—
Long-term receivables	—	8	(8)	—		—		—
Right of use assets, operating leases	—	95	(95)	—		—		—
Other assets	313	14	103	(53	)(i)	—		377
Total investments and other assets	1,946	1,066	—	6,069		—		$9,081
Total assets	$24,038	$7,629	$—	$6,427		$5,186		$43,280

ONEOK, Inc. and Subsidiaries

Unaudited Pro Forma Balance Sheet

As of June 30, 2023

(Continued)

						Other
			Reclass	Transaction		Transaction
	Historical		Adjustments	Accounting		Accounting		Pro Forma
	ONEOK	Magellan	(a)	Adjustments		Adjustments		Combined
	(Millions of dollars)
Liabilities and equity
Current liabilities
Accounts payable	$880	$138	$—	$(12	)(i)	$—		$1,006
Accrued payroll and benefits	—	54	(54)	—		—		—
Commodity imbalance	163	—	210	—		—		373
Accrued taxes	130	65	—	—		—		195
Accrued interest	214	59	—	—		—		273
Deferred revenue	—	94	(94)	—		—		—
Accrued product liabilities	—	210	(210)	—		—		—
Operating lease liability	12	21	—	(7	)(i)	—		26
Commodity derivative contracts, net	—	13	(13)	—		—		—
Other current liabilities	118	27	161	112	(e)	117	(m)(k)	535
Total current liabilities	1,517	681	—	93		117		2,408
Long-term debt, excluding current maturities	12,742	4,984	—	(808	)(b)	5,198	(d)	22,116
Deferred credits and other liabilities
Long-term pension and benefits	—	92	(92)	—		—		—
Deferred income taxes	2,168	—	—	(26	)(e)	(30	)(h)(m)(k)	2,112
Operating lease liability	63	77	—	(46	)(i)	—		94
Other deferred credits	330	81	92	—		—		503
Total deferred credits and other liabilities	2,561	250	—	(72)		(30)		2,709
Equity
Preferred stock, $0.01 par value	—	—	—	—		—		—
Common stock, $0.01 par value	5	—	—	1	(f)	—		6
Common unitholders	—	1,808	—	(1,808	)(g)	—		—
Paid-in capital	7,270	—	—	9,015	(f)	—		16,285
Retained earnings	711	—	—	(88	)(e)(i)	(99	)(h)(m)(k)	524
Accumulated other comprehensive loss	(75)	(94)	—	94	(g)	—		(75)
Treasury stock	(693)	—	—	—		—		(693)
Total equity	7,218	1,714	—	7,214		(99)		16,047
Total liabilities and equity	$24,038	$7,629	$—	$6,427		$5,186		$43,280

The accompanying notes are an integral part of the Pro Forma Financial Statements.

ONEOK, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Income

Six months ended June 30, 2023

						Other
			Reclass	Transaction		Transaction
	Historical		Adjustments	Accounting		Accounting		Pro Forma
	ONEOK	Magellan	(a)	Adjustments		Adjustments		Combined
	(Millions of dollars, except per share data)
Revenues
Commodity sales	$7,527	$—	$779	$(76	)(i)	$—		$8,230
Services	726	—	968	(10	)(i)	—		1,684
Transportation and terminals revenues	—	957	(957)	—		—		—
Product sales revenue	—	779	(779)	—		—		—
Affiliate management fee revenue	—	11	(11)	—		—		—
Total revenues	8,253	1,747	—	(86)		—		9,914
Cost of sales and fuel (exclusive of items shown separately below)	5,829	—	669	(86	)(i)	—		6,412
Cost of product sales	—	616	(616)	—		—		—
Operations and maintenance	535	—	331	3	(l)	—		869
Operating	—	304	(304)	—		—		—
Depreciation and amortization	332	112	—	52	(j)(s)	—		496
General and administrative	—	135	(135)	—		—		—
General taxes	104	—	55	—		—		159
Earnings of non-controlled entities	—	42	(42)	—		—		—
Other operating (income) expense, net	(781)	(5)	—	—		—		(786)
Operating income	2,234	627	(42)	(55)		—		2,764
Equity in net earnings from investments	83	—	42	(9	)(q)	—		116
Allowance for equity funds used during construction	2	—	—	—		—		2
Gain on disposition of assets	—	1	(1)	—		—		—
Interest income	—	3	(3)	—		—		—
Other income (expense), net	19	(2)	4	—		—		21
Interest expense (net of capitalized interest of $25)	(346)	(115)	1	(11	)(n)	(163	)(p)	(634)
Interest capitalized	—	1	(1)	—		—		—
Income (loss) before income taxes	1,992	515	—	(75)		(163)		2,269
Income taxes	(475)	(2)	—	(101	)(o)(r)	37	(r)	(541)
Income from continuing operations attributable to ONEOK	$1,517	$513	$—	$(176)		$(126)		$1,728
Basic EPS	$3.38							$2.96
Diluted EPS	$3.38							$2.96
Average shares (millions)
Basic	448			135	(f)			583
Diluted	449			135	(f)			584

The accompanying notes are an integral part of the Pro Forma Financial Statements.

ONEOK, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Income

Year ended December 31, 2022

						Other
			Reclass	Transaction		Transaction
	Historical		Adjustments	Accounting		Accounting		Pro Forma
	ONEOK	Magellan	(a)	Adjustments		Adjustments		Combined
	(Millions of dollars, except per share data)
Revenues
Commodity sales	$20,976	$—	$1,302	$(218	)(i)	$—		$22,060
Services	1,411	—	1,898	(21	)(i)	—		3,288
Transportation and terminals revenue	—	1,876	(1,876)	—		—		—
Product sales revenue	—	1,302	(1,302)	—		—		—
Affiliate management fee revenue	—	22	(22)	—		—		—
Total revenues	22,387	3,200	—	(239)		—		25,348
Cost of sales and fuel (exclusive of items shown separately below)	17,910	—	1,224	(239	)(i)	—		18,895
Cost of product sales	—	1,119	(1,119)	—		—		—
Operations and maintenance	958	—	625	119	(e)(l)	117	(k)(m)	1,819
Operating	—	592	(592)	—		—		—
Depreciation and amortization	626	293	—	98	(j)(s)	—		1,017
General and administrative	—	241	(241)	—		—		—
General taxes	191	—	103	—		—		294
Earnings of non-controlled entities	—	148	(148)	—		—		—
Other operating (income) expense, net	(105)	(5)	—	—		—		(110)
Operating income	2,807	1,108	(148)	(217)		(117)		3,433
Equity in net earnings from investments	148	—	148	(17	)(q)	—		279
Allowance for equity funds used during construction	3	—	—	—		—		3
Gain on disposition of assets	—	1	(1)	—		—		—
Interest income	—	1	(1)	—		—		—
Other income (expense), net	(32)	(20)	2	—		—		(50)
Interest expense (net of capitalized interest of $59)	(676)	(230)	2	(21	)(n)	(338	)(p)(h)	(1,263)
Interest capitalized	—	2	(2)	—		—		—
Income (loss) before income taxes	2,250	862	—	(255)		(455)		2,402
Income taxes	(528)	(3)	—	(139	)(o)(r)	105	(r)	(565)
Income from continuing operations attributable to ONEOK	$1,722	$859	$—	$(394)		$(350)		$1,837
Basic EPS	$3.85							$3.15
Diluted EPS	$3.84							$3.15
Average shares (millions)
Basic	447			135	(f)			582
Diluted	448			135	(f)			583

The accompanying notes are an integral part of the Pro Forma Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

A.	BASIS OF PRESENTATION

The ONEOK and Magellan historical financial information have been derived from each respective company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2023, and Annual Report on Form 10-K for the year ended December 31, 2022. Certain historical consolidated financial information has been reclassified to conform Magellan’s and ONEOK’s financial statement presentation. The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of ONEOK and Magellan.

The Pro Forma Balance Sheet is presented as if the merger had been completed on June 30, 2023. The Pro Forma Statements of Income are presented as if the merger had been completed on January 1, 2022.

The merger and related adjustments are described in the accompanying notes and are based on currently available information. All material adjustments have been made that are necessary to present fairly the Pro Forma Financial Statements, in accordance with Article 11 of Regulation S-X of the SEC. The Pro Forma Financial Statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transactions had actually occurred on the dates indicated, nor are they indicative of ONEOK’s future financial position or results of operations. Actual results may differ materially from the assumptions and estimates reflected in the Pro Forma Financial Statements.

Upon completion of the merger, ONEOK will perform a comprehensive review of Magellan’s accounting policies. As a result of that review, ONEOK may identify differences between the accounting policies of the two companies, which when conformed, could have a material impact on the Pro Forma Financial Statements. With the information currently available, ONEOK has determined that no significant adjustments are necessary to conform Magellan’s historical consolidated financial information to the accounting policies used by ONEOK. As a result, the Pro Forma Financial Statements presented assume there are no differences in accounting policies. However, as discussed in Note C, certain reclassifications have been made to conform Magellan’s and ONEOK’s historical consolidated financial statement presentation.

ONEOK’s historical consolidated financial information included in the Pro Forma Statement of Income for the six months ended June 30, 2023, includes a non-recurring operational gain of $779 million ($600 million, net of taxes) related to the receipt of insurance proceeds following a fire that occurred in 2022 at ONEOK’s 210 MBbl/d Medford, Oklahoma, natural gas liquids fractionation facility. The gain is recorded within other operating (income) expense, net and is further discussed in ONEOK’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

B.	PRELIMINARY ACQUISITION ACCOUNTING

As the accounting acquirer, ONEOK will account for the merger using the acquisition method of accounting for business combinations pursuant to ASC 805, “Business Combinations.” The allocation of the preliminary purchase price to the fair value of assets acquired and liabilities assumed is based upon ONEOK management’s estimates and assumptions using currently available information. The purchase price allocation and the resulting effect on ONEOK’s financial position and results of operations may be subject to change as ONEOK monitors and interprets the impact that new information may have on the fair value of assets acquired and liabilities assumed. The final valuation could differ materially from the preliminary valuation used in the Transaction Accounting Adjustments. The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to changes in the estimated fair value of the Equity Consideration issued to Magellan unitholders and changes in the estimated fair value of Magellan’s assets acquired and liabilities assumed as of the merger’s closing date, as management obtains additional information regarding the assets acquired and liabilities assumed. The preliminary purchase accounting has not assumed any differences between assigned book values and tax bases of Magellan’s assets acquired and liabilities assumed. Further refinements of ONEOK’s fair values estimates of the assets acquired and liabilities assumed for financial reporting and ONEOK’s tax basis reporting could result in material changes to the preliminary purchase accounting. The fair value of assets acquired and liabilities assumed that are not separately discussed within the Pro Forma Financial Statements and related notes have been assumed to be their June 30, 2023 carrying amounts. After completing the merger, ONEOK expects to finalize the purchase price allocation as soon as practicable, within the measurement period of ASC 805, “Business Combinations.”

The following tables present the preliminary Merger Consideration and preliminary purchase price allocation of assets acquired and liabilities assumed in the merger (millions of dollars and shares/units, except per share/unit data):

Preliminary Purchase Price Allocation
Merger Consideration
Magellan public common units outstanding (1)	202
Cash consideration per Magellan Unit (2)	$25.00
Cash portion of Merger Consideration	$5,052
Magellan public common units outstanding (1)	202
ONEOK Exchange Ratio per Magellan Unit (2)	0.667
Shares of ONEOK Common Stock assumed to be issued	135
ONEOK Common Stock closing price as of July 21, 2023	$66.49
Fair value of equity portion of Merger Consideration	$8,963
Fair value of Magellan replacement equity awards (3)	$53
Total Merger Consideration (excluding debt assumed)	$14,068

(1)	Reflects Magellan public common units outstanding as of July 21, 2023.
(2)	Reflects the cash payment amount per Magellan Unit and the exchange ratio per Magellan Unit to be received by the holders of Magellan public common units.
(3)	Reflects the fair value of Magellan’s equity awards attributable to employee pre-combination service, which is included in the consideration transferred. The fair value of Magellan’s equity awards after their conversion into ONEOK equity awards attributable to post-combination service will be recognized as expense over the post-combination service period. ONEOK approximated the fair value of Magellan’s equity awards attributable to pre-combination service utilizing information obtained during the due diligence process.

Preliminary Purchase Price Allocation
Assets acquired:
Cash and cash equivalents	$78
Accounts receivables, net	205
Inventories	330
Other current assets	74
Net property, plant and equipment	11,300
Investments in unconsolidated affiliates	1,506
Net intangible assets	1,075
Other assets	117
Total assets acquired	14,685
Liabilities assumed:
Accounts payable	138
Other current liabilities	543
Long-term debt, excluding current maturities	4,176
Other deferred credits and liabilities	250
Total liabilities assumed	5,107
Total identifiable net assets	9,578
Goodwill	4,490
Total estimated Merger Consideration	$14,068

From May 12, 2023, the last trading date prior to the initial public announcement of the merger to July 21, 2023, the preliminary value of the Merger Consideration to be issued increased by approximately $373 million, as a result of the increase in the share price for ONEOK Common Stock from $63.72 to $66.49. The final value of Merger Consideration will be determined based on the actual number of shares of ONEOK Common Stock issued and the market price of ONEOK Common Stock at the closing date of the merger. A 10 percent increase or decrease in the closing price of ONEOK Common Stock, as compared to the July 21, 2023 closing price of $66.49, would increase or decrease the Merger Consideration by approximately $896 million, assuming all other factors are held constant.

C.	PRO FORMA ADJUSTMENTS

The Pro Forma Financial Statements have been adjusted to reflect reclassifications to conform ONEOK’s and Magellan’s financial statement presentations. Adjustments included in the “Transaction Accounting Adjustments” column reflect the impact of the merger. Adjustments included in the “Other Transaction Accounting Adjustments” column reflect financing associated with the merger and estimated compensation costs projected to occur subsequent to the merger. Both of these columns include an estimated tax impact of the pro forma adjustments.

(a) The following reclassifications have been made to conform Magellan’s and ONEOK’s financial statement presentations:

Pro Forma Balance Sheet as of June 30, 2023:

●	To reclassify $35 million of other accounts receivable to accounts receivables, net;

●	To reclassify $314 million of NGLs and natural gas in storage to inventories;

●	To reclassify $6 million of commodity derivative contracts, net, $16 million of commodity derivative deposits and $10 million of assets held for sale to other current assets;

●	To reclassify $50 million of goodwill and $40 million of other intangibles to goodwill and net intangible assets;

●	To reclassify $8 million of long-term receivables and $95 million of right of use assets to other assets;

●	To reclassify $54 million of accrued payroll and benefits, $94 million of deferred revenue and $13 million of commodity derivative contracts, net to other current liabilities;

●	To reclassify $210 million of accrued product liabilities to commodity imbalance; and

●	To reclassify $92 million of long-term pension and benefits to other deferred credits.

Pro Forma Statement of Income for the six months ended June 30, 2023:

●	To reclassify $957 million of transportation and terminals revenues and $11 million of affiliate management fee revenue to services;

●	To reclassify $779 million of product sales revenue to commodity sales;

●	To reclassify $616 million of cost of product sales and $53 million of operating costs, representing fuel and power costs, to cost of sales and fuel;

●	To reclassify $201 million of operating costs and $130 million of general and administrative to operations and maintenance;

●	To reclassify $42 million of earnings of non-controlled entities included in operating income to equity in net earnings from investments, below operating income;

●	To reclassify $50 million of operating costs and $5 million of general and administrative costs to general taxes;

●	To reclassify $1 million of gain on disposition of assets and $3 million of interest income to other income (expense), net; and

●	To reclassify $1 million of interest capitalized to interest expense, net of capitalized interest.

Pro Forma Statement of Income for the year ended December 31, 2022:

●	To reclassify $1,302 million of product sales revenue to commodity sales;

●	To reclassify $1,876 million of transportation and terminals revenues and $22 million of affiliate management fee revenue to services;

●	To reclassify $1,119 million of cost of product sales and $105 million of operating costs, representing fuel and power costs, to cost of sales and fuel;

●	To reclassify $391 million of operating costs and $234 million of general and administrative costs to operations and maintenance;

●	To reclassify $96 million of operating costs and $7 million of general and administrative costs to general taxes;

●	To reclassify $148 million of earnings of non-controlled entities included in operating income to equity in net earnings from investments, below operating income;

●	To reclassify $1 million of gain on disposition of assets and $1 million of interest income to other income (expense), net; and

●	To reclassify $2 million of interest capitalized to interest expense, net of capitalized interest.

(b) These adjustments reflect the adjustment to book value for the preliminary estimated fair value of $14.1 billion in total Merger Consideration allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

●	Net property, plant and equipment: a $5.474 billion increase to Magellan’s net book value.

●	Investments in unconsolidated affiliates: a $647 million increase to Magellan’s book value.

●	Goodwill and net intangible assets: a $5.475 billion net increase, attributable to the removal of Magellan’s historical goodwill and other intangible balances of $90 million and the increase resulting from acquired intangible assets and goodwill resulting from the merger. This results in goodwill attributable to the merger of $4.490 billion and intangible assets of $1.075 billion. As part of the preliminary purchase price allocation, ONEOK identified intangible assets related to contract-based customer relationships. These preliminary estimates of fair value may differ materially from final amounts calculated after completing a detailed valuation analysis.

●	Long-term debt: a net $808 million decrease to Magellan’s book value associated with their assumed debt. This includes the removal of Magellan’s historical balances for debt issuance costs and net unamortized debt premium, as well as the reduction associated with remeasuring Magellan’s debt to fair value. ONEOK utilized publicly traded prices for Magellan’s debt as of July 21, 2023, to estimate the fair value of the assumed debt.

(c) Reflects a decrease in cash related to the $5.052 billion cash portion of Merger Consideration and a $50 million decrease related to the first special distribution, as defined in the Merger Agreement, expected to be paid by Magellan to Magellan unitholders prior to the close of the merger.

(d) Reflects an increase in cash and long-term debt related to the assumption that the existing $5.25 billion senior unsecured bridge facility will be unused and replaced by issuance of an equal amount of new senior unsecured notes used to finance the Cash Consideration, less $52 million of associated debt issuance costs from the new senior unsecured notes.

(e) Reflects the estimated accrual of non-recurring transaction costs of $112 million ($86 million, net of tax) related to the merger, including fees paid for financial advisory, legal and other professional services, which have not yet been incurred. The accrual is reflected in the Pro Forma Balance Sheet as an increase to other current liabilities and a decrease to retained earnings as well as deferred income taxes. For the six months ended June 30, 2023, ONEOK’s historical statement of income includes $9 million of non-recurring transaction costs.

(f) Reflects the increase in shares of ONEOK common stock and additional paid-in capital resulting from the issuance of ONEOK common stock to Magellan unitholders to effect the merger as well as the increase resulting from the estimated fair value of Magellan’s equity awards attributable to employee pre-combination service. See Note B for discussion of assumptions.

(g) Reflects the elimination of Magellan’s historical equity balances in accordance with the acquisition method of accounting.

(h) Reflects the remaining amortization of non-recurring fees of $12 million ($9 million, net of tax) associated with a 364-day fully committed bridge facility. The $12 million is reflected ONEOK’s historical balance sheet as of June 30, 2023, with $9 million amortized into interest expense within historical results. Remaining amortization is reflected in the Pro Forma Balance Sheet, as a decrease to other current assets, a decrease to retained earnings and deferred income taxes, and an increase in interest expense in the Pro Forma Statement of Income for the year ended December 31, 2022, as fully amortized debt issuance costs.

(i) Reflects the elimination of historical transactions between ONEOK and Magellan that would be treated as intercompany transactions after the merger.

(j) Reflects the increase to depreciation expense of $39 million and $73 million in the Pro Forma Statements of Income for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, resulting from the increase in the basis of Magellan’s property, plant and equipment. ONEOK utilized a preliminary estimated useful life of 38 years and the straight line method to amortize the increase in basis. The estimated useful life is based on ONEOK’s preliminary expectation of the assets’ useful lives, which was informed by Magellan’s publicly available information.

(k) Reflects a non-recurring post-combination expense of $33 million ($25 million, net of tax) consisting of cash severance benefits estimated to result from the post-merger alignment of ONEOK and Magellan. Such benefits are required upon both a change in control and a change in employment status, as defined by Magellan’s severance plans. The amount is accrued in the Pro Forma Balance Sheet as an increase to other current liabilities, a decrease to retained earnings and deferred income taxes, and is reflected in operations and maintenance in the Pro Forma Statement of Income for the year ended December 31, 2022.

(l) Reflects the adjustment for additional compensation expense resulting from the conversion of Magellan’s equity awards to ONEOK equity awards at the closing date. These awards will vest in shares of ONEOK Common Stock subsequent to the merger. The Pro Forma Statements of Income for six months ended June 30, 2023, and the year ended December 31, 2022, include adjustments for $3 million and $7 million of additional expense, respectively. The adjustment is attributable to ONEOK’s preliminary estimate of the difference between Magellan’s historical share-based compensation expense included in Magellan’s historical results and the estimated share-based compensation expense related to the fair value of the replacement awards issued as part of the merger. The estimated excess in fair value of the replacement share-based awards is recognized ratably over post-combination service periods presented, utilizing the term of Magellan’s vesting period. ONEOK estimated the preliminary fair value of the awards primarily utilizing a combination of publicly available information and due diligence information available to ONEOK. The preparation of a valuation study to determine the appropriate fair value of share-based awards has not yet been completed and any resulting change in the fair value would have a direct impact to this expense.

(m) Reflects a non-recurring expense of $84 million ($65 million, net of tax) attributable to ONEOK’s preliminary estimate of accelerated vesting in the replacement awards, triggered by both the change in control and terminations resulting from the post-merger alignment of ONEOK and Magellan. These accelerated awards are payable in cash. This amount is included within operations and maintenance in the Pro Forma Statement of Income for the year ended December 31, 2022, and as an increase to other current liabilities and a decrease to retained earnings and deferred income taxes in the Pro Forma Balance Sheet. ONEOK estimated the preliminary fair value of the awards primarily utilizing a combination of publicly available information and due diligence information available to ONEOK. The preparation of a valuation study to determine the appropriate fair value of share-based awards has not yet been completed and any resulting change in the fair value would have a direct impact to this expense.

(n) Reflects a net increase to interest expense of $11 million and $21 million in the Pro Forma Statements of Income for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, primarily related to the amortization of the discount resulting from the fair value remeasurement of Magellan’s debt.

(o) Reflects the tax effect of Magellan’s historical pre-tax income at ONEOK’s blended federal and state statutory rate of 23%.

(p) Reflects an increase to interest expense, including amortization of debt issuance costs, of $163 million and $326 million in the Pro Forma Statements of Income for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, associated with the anticipated issuance of new senior fixed-rate notes used to fund the cash portion of consideration. The increased interest expense relates to the anticipated issuance of new senior unsecured notes and assumes issuance occurred on January 1, 2022. Interest expense is estimated using an assumed weighted average interest rate of 6.14%, which is based on current indicative new issue credit spreads to applicable U.S. Treasury yields.

(q) Reflects adjustment related to the amortization of equity method basis differences for Magellan’s investments in unconsolidated affiliates. ONEOK has preliminarily assessed that basis differences are attributable to property, plant and equipment and contract-based customer relationship intangible assets and utilized a preliminary useful life of 38 years to amortize the basis differences.

(r) Reflects the tax effect of the Transaction Accounting Adjustments and Other Transaction Accounting Adjustments at the blended federal and state statutory rate of 23%.

(s) Reflects the increase in amortization expense of $13 million and $25 million in the Pro Forma Statements of Income for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, resulting from the recognized intangible assets acquired. ONEOK utilized the straight line method of amortization for purposes of the Pro Forma Financial Statements and an estimated useful life of 38 years. Assuming the fair value of the recognized intangible assets is held constant, utilizing an estimate useful life of 30 years would increase amortization expense by $4 million and $8 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively. An estimated useful life of 20 years would increase amortization expense by $13 million and $26 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.